EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mad Catz Interactive, Inc.:

We consent to incorporation by reference in the registration statements No. 333-103798, No. 333-176813 and No. 333-169947 on Form S-8 and No. 333-173892 and No. 333-198930 on Form S-3 and S-3A of Mad Catz Interactive, Inc. of our report dated June 25, 2015, with respect to the consolidated balance sheets of Mad Catz Interactive, Inc. and subsidiaries as of March 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2015, which report appears in the March 31, 2015 Annual Report on Form 10-K of Mad Catz Interactive, Inc.

Our report dated June 25, 2015 contains an explanatory paragraph that states there are uncertainties about the Company’s ability to comply with certain debt covenants under their credit facility, which raises substantial doubt about their ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ KPMG LLP

San Diego, California

June 25, 2015